Exhibit 99.h.5


                          EXPENSE LIMITATION AGREEMENT

         This AGREEMENT is made this 29th day of October 2004, between PRIMECAP Odyssey Funds, a Delaware statutory trust (the "Trust") and PRIMECAP Management Company, a California corporation (hereinafter called the "Adviser").

                               W I T N E S S E T H

         WHEREAS, the Adviser has entered into an Investment Advisory Agreement with the Trust, pursuant to which the Adviser agrees to provide, or arrange for the provision of, investment advisory and management services to the Trust; and

         WHEREAS, the Trust and the Adviser believe that capping the total expenses of shares of each series of the Trust (a "Fund") is in the best interests of the Fund;

         NOW, THEREFORE, the parties hereto do hereby agree as follows:

         1. Limit on Operating Expenses. The Adviser hereby agrees to limit each Fund's Operating Expenses to the respective annual rate of total Operating Expenses specified for that Fund in Appendix A of this Agreement (the "Expense Caps") by waiving all or a portion of its management fee and, if necessary, bearing other Operating Expenses, with respect to such Fund.

         2. Definition. For purposes of this Agreement, the term "Operating Expenses" with respect to a Fund is defined to include all expenses necessary or appropriate for the operation of the Fund including the Adviser's investment advisory or management fee as described in the Investment Advisory Agreement, and other expenses described in the Investment Advisory Agreement, but does not include any front-end or contingent deferred loads, taxes, interest, brokerage commissions, expenses incurred in connection with any merger or reorganization or extraordinary expenses such as litigation.

         3. Term. This Agreement shall become effective on the date specified herein and shall remain in effect until October 31, 2007, unless sooner terminated as provided in Paragraph 6 of this Agreement or unless renewed in writing by the Adviser and the Board of Trustees.

         4. Termination. This Agreement may be terminated at any time by the Trust on behalf of any one or more of the Funds or by the Board of Trustees of the Trust, upon sixty (60) days' written notice to the Adviser without payment of any penalty and shall automatically terminate upon the termination of the Investment Advisory Agreement.

         5. Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

         6. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

         7. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction of effect.


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         8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


PRIMECAP Odyssey Funds                        PRIMECAP Management Company


By        /s/ Joel P. Fried                   By        /s/ Howard B. Schow
  -----------------------------------           --------------------------------
Name:    Joel P. Fried                        Name:    Howard B. Schow
Title:   Co-Chief Executive Officer           Title:   Chairman


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                                   SCHEDULE A

                             PRIMECAP Odyssey Funds



Each Fund of PRIMECAP Odyssey Fund's annualized expenses will be limited to the following annual rate of average daily net assets shown below:



PRIMECAP Odyssey Growth Fund                                           1.25%
PRIMECAP Odyssey Aggressive Growth Fund                                1.25%
PRIMECAP Odyssey Stock Fund                                            1.25%


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